Exhibit 10.1

[Published CUSIP Number:                          ]

CREDIT AGREEMENT

Dated as of July 15, 2005

among

AMPHENOL CORPORATION,

as a Borrower and a Guarantor

and

CERTAIN OF ITS SUBSIDIARIES,

as Designated Borrowers,

and

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC and

WACHOVIA CAPITAL MARKETS, LLC

as

Joint Lead Arrangers and Joint Book Managers

and

DEUTSCHE BANK SECURITIES INC.

as Joint Book Manager

TABLE OF CONTENTS

Section

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Exchange Rates; Currency Equivalents
1.05	Additional Alternative Currencies
1.06	Change of Currency
1.07	Times of Day
1.08	Letter of Credit Amounts

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	Committed Loans
2.02	Borrowings, Conversions and Continuations of Committed Loans
2.03	Letters of Credit
2.04	Swing Line Loans
2.05	Prepayments
2.06	Termination or Reduction of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees
2.11	Evidence of Debt
2.12	Payments Generally; Administrative Agent’s Clawback
2.13	Sharing of Payments by Lenders
2.14	Designated Borrowers

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders
3.07	Survival

ARTICLE IV GUARANTY
4.01	The Guaranty
4.02	Obligations Unconditional
4.03	Reinstatement
4.04	Certain Additional Waivers
4.05	Remedies
4.06	Rights of Contribution
4.07	Guarantee of Payment; Continuing Guarantee

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01	Conditions of Initial Credit Extension

i

5.02	Conditions to all Credit Extensions

ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.01	Existence, Qualification and Power; Compliance with Laws
6.02	Authorization; No Contravention
6.03	Financial Statements; No Internal Control Event
6.04	No Material Adverse Effect
6.05	Ownership of Property; Liens
6.06	Litigation
6.07	Taxes
6.08	Government Regulation
6.09	Employee Benefit Plans
6.10	Environmental Protection
6.11	Disclosure
6.12	Representations as to Foreign Obligors

ARTICLE VII AFFIRMATIVE COVENANTS
7.01	Financial Statements and Other Reports
7.02	Preservation of Existence, Etc.
7.03	Payment of Taxes and Claims; Tax Consolidation
7.04	Maintenance of Properties; Insurance
7.05	Inspection Rights; Lender Meeting
7.06	Compliance with Laws
7.07	Additional Subsidiary Guarantors
7.08	Transactions with Affiliates
7.09	Conduct of Business
7.10	Fiscal Year
7.11	Use of Proceeds

ARTICLE VIII NEGATIVE COVENANTS
8.01	Indebtedness
8.02	Liens
8.03	Investments; Joint Ventures
8.04	Restricted Payments
8.05	Financial Covenants
8.06	Fundamental Changes; Asset Sales
8.07	Amendment of Certain Documents

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES
9.01	Events of Default
9.02	Remedies Upon Event of Default
9.03	Application of Funds

ARTICLE X ADMINISTRATIVE AGENT
10.01	Appointment and Authority
10.02	Rights as a Lender
10.03	Exculpatory Provisions
10.04	Reliance by Administrative Agent
10.05	Delegation of Duties
10.06	Resignation of Administrative Agent
10.07	Non-Reliance on Administrative Agent and Other Lenders

10.08	No Other Duties, Etc.
10.09	Administrative Agent May File Proofs of Claim
10.10	Guaranty Matters

ARTICLE XI MISCELLANEOUS
11.01	Amendments, Etc.
11.02	Notices; Effectiveness; Electronic Communication
11.03	No Waiver; Cumulative Remedies
11.04	Expenses; Indemnity; Damage Waiver
11.05	Payments Set Aside
11.06	Successors and Assigns
11.07	Treatment of Certain Information; Confidentiality
11.08	Right of Setoff
11.09	Interest Rate Limitation
11.10	Counterparts; Integration; Effectiveness
11.11	Survival of Representations and Warranties
11.12	Severability
11.13	Replacement of Lenders
11.14	Governing Law; Jurisdiction; Etc.
11.15	Waiver of Jury Trial
11.16	USA PATRIOT Act Notice
11.17	Judgment Currency

SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.01(c)	Subsidiaries
6.06	Litigation
8.01	Existing Indebtedness
8.03	Existing Investments
11.02	Administrative Agent’s Office; Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Revolving Note
D	Swing Line Note
E	Compliance Certificate
F	Assignment and Assumption
G	Joinder Agreement
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 15, 2005, among AMPHENOL CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), certain Subsidiaries of the Company from time to time party hereto (each a “Subsidiary Guarantor” and together with the Company, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable Facility” means the Existing A/R Facility and any accounts receivable financing program entered into by the Company and/or any of its Subsidiaries on terms customary for accounts receivable financings; provided, in each case, that there is no recourse thereunder against the Company or any of its Subsidiaries for any default by any account obligor in the payment of its obligations in connection with the accounts receivable subject to such program, except to the extent that such recourse is limited substantially to the same extent as under the Existing A/R Facility as in effect on the Closing Date; provided, further, that any accounts receivable financing program shall cease to constitute an “Accounts Receivable Facility” in the event the attributes described in the foregoing proviso cease to exist with regard to such program.

“Accounts Receivable Facility Amount” means, at any time, the principal component of financing then outstanding under any Accounts Receivable Facility.

“Acquisition” means the acquisition by the Company or any of its Subsidiaries (by purchase or otherwise) in a single transaction or in a series of related transactions, of all or substantially all of the business, property or fixed assets of, or at least a majority of the stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $100,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 6.12(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, as of any date, the following percentage per annum, based upon (a) the most recently publicly announced Debt Rating or (b) the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c) prior to such date, whichever results in the lower Applicable Rate determined in accordance with the table set forth below:

Applicable Rate

Pricing Level	Debt Rating or Consolidated Leverage Ratio	Facility Fee	Eurocurrency Rate Loans and Letter of Credit Fee	Base Rate Loans
1	> BBB / Baa2 or < 0.5:1.0	0.125%	0.500%	0.00%
2	BBB- / Baa3 or < 1.0:1.0 but > 0.5:1.0	0.150%	0.600%	0.00%
3	BB+ / Ba1 or < 2.0:1.0 but > 1.0:1.0	0.200%	0.675%	0.00%
4	BB / Ba2 or < 2.5:1.0 but > 2.0:1.0	0.250%	0.875%	0.00%
5	< BB/Ba2 or > 2.50:1.0	0.300%	1.075%	0.00%

The Applicable Rate as of any date shall be determined based upon whichever of the Debt Rating or the Consolidated Leverage Ratio as of such date results in the lower Applicable Rate.  Upon notice by the Company of a change in the Debt Rating pursuant to Section 7.01(k)(i) or receipt by the Administrative Agent of a Compliance Certificate pursuant to Section 7.01(c) indicating a change in the Consolidated Leverage Ratio, the Applicable Rate shall be determined based upon whichever of the most recently publicly announced Debt Rating or the Consolidated Leverage Ratio identified in the most recently delivered Compliance Certificate delivered pursuant to Section 7.01(c) results in the lower Applicable Rate, and any change to the Applicable Rate as a result thereof shall be effective as of the first Business Day immediately following the date of delivery by the Company to the Administrative Agent of the notice of a change in the Debt Rating pursuant to Section 7.01(k)(i) or as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c), as the case may be.  Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the earlier of (y) the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c) for the fiscal quarter ending June 30, 2005 or (z) the date of delivery by the Company to the Administrative Agent of notice of a change in Debt Rating pursuant to Section 7.01(k)(i) shall be determined based upon Pricing Level 2.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by the Company or any of its Subsidiaries to any Third Party of (i) any of the stock or other ownership interests of any of the Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries outside of the ordinary course of business (other than (a) accounts receivable sold pursuant to any Accounts Receivable Facility permitted by Section 8.01(k) and (b) any other such assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Accounts Receivable Facility, the Accounts Receivable Facility Amount.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Available Amount” means, as of any date of determination, an amount equal to (i) the aggregate amount of net cash proceeds received by the Company after the Closing Date in respect of any equity contributions made to the Company by, or any Equity Issuances of capital stock by the Company to, any Third Party other than an Unrestricted Subsidiary (other than proceeds from purchases of capital stock of the Company to the extent such purchases are financed with the proceeds of Investments permitted under Section 8.03(b)) minus (ii) any proceeds received by the Company from the issuance of new shares of its common stock to the extent such proceeds are used as provided in Section 8.04(b).

“Available Amount Usage” means, as of any date of determination, an amount equal to the sum of the aggregate amount of Investments made pursuant to Section 8.03(g)(ii) as of such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 24 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing within 24 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $250,000,000; (v) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iv) above entered into with any commercial bank meeting the requirements specified in clause (iv) above or with any securities dealer of recognized national standing, (vi) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Change in Law” means the occurrence, after the date of this Agreement (or, in the case of an Eligible Assignee, after the date such Eligible Assignee becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means July 15, 2005.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Corporation” has the meaning specified in Section 6.07.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-cash charges for such period, (v) all non-cash losses for such period, (vi) any expenses or charges incurred in connection with any Equity Issuances (including upfront fees payable in respect of bank facilities), (vii) any restructuring charges or reserves or non-recurring cash charges in an aggregate amount in the case of the cash portion thereof not to exceed $5,000,000 in any consecutive twelve month period ending on any date of determination, (viii) any fees and expenses related to Acquisitions and Investments permitted hereunder and (ix) any deduction for minority interest expense, minus (b) to the extent included in calculating Consolidated Net Income for such period, all non-cash income or gains for such period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, without duplication, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries under clauses (a), (b) and (c) of the definition of “Indebtedness” (but only to the extent, in the case of said clause (c), of any drawings honored under letters of credit and not yet reimbursed by the Company or any of its Subsidiaries), as determined on a consolidated basis in accordance with GAAP plus (b) the Accounts Receivable Facility Amount.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest and other fees and charges incurred under any Accounts Receivable Facility) or in connection with the deferred purchase price of assets, but excluding, however, any interest expense not payable in cash during such period, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period, each as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Company and its Subsidiaries on that date (excluding any accumulated other comprehensive gain or loss on the Company’s consolidated balance sheet).

“Consolidated Total Assets” means, as of any date of determination, all assets of the Company and its Subsidiaries as determined in accordance with GAAP.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the rating as determined by the Ratings Agencies (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the Rating Agencies and there is a split rating, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the level of the higher Debt Rating shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declaration Date” has the meaning specified in Section 8.04(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any

Mandatory Cost) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Designated Borrowers arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Designated Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (unless a transfer to such Affiliate would result in increased costs to any Borrower); (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of its Subsidiaries (i) in the ordinary course of such Person’s business or (ii) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all applicable present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, and that pertain to pollution (including hazardous, toxic or dangerous substances), or protection of natural resources or the environment, whether federal, state, or local, domestic or foreign including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (hereinafter collectively called “CERCLA”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Company or any Subsidiary to any Person of shares of its Equity Interests, other than (a) any issuance of shares of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of shares of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Company of shares of its Equity Interests as consideration for a Permitted Acquisition and (e) any issuance of shares of Equity Interests from a Subsidiary to the Company or any other Subsidiary.  The term “Equity Issuance” shall not be deemed to include any Asset Sale.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code or (for purposes of provisions of the Internal Revenue Code relating to Section 412 of the Internal Revenue Code) Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events or occurrences if such event or occurrence could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) the failure to make a required contribution to a Pension Plan; (ii) a withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent pursuant to Section 4241 or 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, in each case with respect to a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of any liability upon the Company, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon the Company, any of its Subsidiaries or any ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to qualify under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the violation of any applicable foreign law, or an event or occurrence that is comparable to any of the foregoing events or occurrences, in either case with respect to a Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

“Existing A/R Facility” means that certain Amended and Restated Receivables Purchase Agreement dated as of May 19, 1997 by and among Amphenol Funding Corp., a Delaware corporation, as seller, the Company, individually and as initial servicer, Pooled Accounts Receivable Capital Corporation, as purchaser and Nesbitt Burns Securities, Inc., as agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 6, 2003 among the Company, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the other lenders party thereto.

“Existing Letters of Credit” means those letters of credit identified on Schedule 2.03.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 25, 2005, among the Company, Bank of America, the Joint Lead Arrangers and Wachovia Bank, National Association.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Designated Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such Indebtedness or (B) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, Equity Interests or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to (a) the Company, in its capacity as a guarantor of the Designated Borrower Obligations and (b) the Subsidiary Guarantors.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future applicable Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future applicable

Environmental Law because of its hazardous, toxic, or dangerous properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Indebtedness”, as applied to any Person at a particular time, means without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP,

(c)                                  any obligation incurred by such Person in connection with banker’s acceptances and the maximum aggregate amount from time to time available for drawing under all outstanding letters of credit issued for the account of such Person together, without duplication, with the amount of all honored but unreimbursed drawings thereunder;

(d)                                 all monetary obligations of such Person under any Swap Contract;

(e)                                  all obligations of such Person to pay for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, any trade accounts payable in the ordinary course of business and earn out obligations related to any Permitted Acquisitions), including, without limitation, purchase money Indebtedness, which purchase price (a) is due more than six months from the date of incurrence of the obligation in respect thereof and (b) would be shown on the liability side of the balance sheet of such Person in accordance with GAAP;

(f)                                    all indebtedness referred to in clauses (a) through (e) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person;

(g)                                 the Attributable Indebtedness of Synthetic Lease Obligations and any Accounts Receivable Facility;

(h)                                 all Guarantees of such Person in respect of any of the foregoing; and

(i)                                     all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general partner or a joint venturer to the extent the Company or any Subsidiary is liable for such Indebtedness pursuant to applicable Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice or, nine or twelve months thereafter, as requested by the Company and consented to by all Lenders; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Investment” means (i) any purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests of any other Person (other than a Person that prior to such purchase or acquisition was a Subsidiary of the Company), (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Subsidiaries to any Third Party, including all indebtedness and accounts receivable from that Third Party that are not current assets or did not arise from sales to that Third Party in the ordinary course of business, or (iii) the designation of any Person as an Unrestricted Subsidiary.  The amount of any Investment shall be (A) the original cost of such Investment (determined, in the case of an Investment described in clause (iii) above, as provided in the definition of “Subsidiary”), without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus (B) the lesser of (1) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of cash payments (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by the Company or the applicable Subsidiary of the Company, and (2) the aggregate amount described in the immediately preceding clause (A).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a direct or indirect Domestic Subsidiary that is a Material Subsidiary in accordance with the provisions of Section 7.07.

“Joint Lead Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means as to any Person, any law, treaty, executive order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  Notwithstanding the foregoing, Deutsche Bank Trust Company Americas shall be the L/C Issuer with respect to the Existing Letters of Credit identified in Schedule 2.03.

“L/C Obligations” means, as at any date of determination, the then Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial Letter of Credit or a standby Letter of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any lien, mortgage, hypothecation, pledge, assignment, security interest, charge or other similar encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any other similar preferential arrangement having the practical effect of any of the foregoing.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document and the Fee Letter, each as amended, modified, supplemented, extended, renewed, restated or substituted from time to time.

“Loan Party” means the Company, each Designated Borrower and each Subsidiary Guarantor, and “Loan Parties” means all such Persons, collectively.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement and the other Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent and Lenders under this Agreement and the other Loan Documents.

“Material Subsidiary” means any Subsidiary with respect to which either of the following criteria has been met:  (a) the aggregate revenue generated by such Subsidiary equals or exceeds an amount equal to five percent (5%) of the consolidated aggregate revenues generated by the Company and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended or (b) the aggregate book value of the assets of such Subsidiary equals or exceeds five percent (5%) of the then current book value of all the assets of the Company and its Subsidiaries.

“Maturity Date” means July 15, 2010.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have liability.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Note” means a Revolving Note or a Swing Line Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means the documents (including Bylaws or limited liability company agreement, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PBGC Agreements” means that certain Settlement Agreement effective as of May 14, 1997, by and between the Company and the PBGC, and that certain Negative Pledge Undertaking dated May 19, 1997, from the Company for the benefit of the PBGC, in each case as amended from time to time after the Closing Date in accordance with Section 8.07(b).

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability.

“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries that satisfies the following conditions:

(a)                                  the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in a similar business;

(b)                                 in the case of an Acquisition of the Equity Interest of any Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(c)                                  (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (iii) upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.05 as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b), and (iv) to the extent the aggregate consideration for such Acquisition exceeds $50,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.05 as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b).

“Permitted Encumbrances” means the following types of Liens:

(a)                                  Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any Lien in favor of the PBGC) for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that payment thereof is otherwise not, at the time, required by Section 7.03;

(b)                                 Liens in respect of property or assets imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not, individually or in the aggregate, have a Material Adverse Effect;

(c)                                  Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of payments for borrowed money);

(d)                                 Liens incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities;

(e)                                  Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 9.01(h);

(f)                                    easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(g)                                 Liens securing obligations in respect of Capital Leases on the assets subject to such Capital Leases; provided that such Capital Leases are otherwise permitted hereunder;

(h)                                 Liens arising solely by virtue of (i) any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies with respect to deposit accounts or other funds maintained with a creditor depository institution or (ii) any contractual netting arrangement with respect to deposit accounts maintained by any Subsidiaries of the Company in the United Kingdom, to the extent such arrangement secures the repayment of any overdraft charged against any such account on a net credit/debit balance basis with the other such accounts; provided that (in the case of both clause (i) and (ii) above) the applicable deposit account is not a cash collateral account;

(i)                                     any interest or title of a lessor, or secured by a lessor’s interest under, any lease permitted by this Agreement;

(j)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)                                  Liens on goods the purchase price of which is financed by a commercial letter of credit issued for the account of the Company or any of its Subsidiaries; provided that such Lien secures only the obligations of the Company or such Subsidiary in respect of such commercial letter of credit to the extent permitted under this Agreement;

(l)                                     leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole; and

(m)                               Liens created or deemed to exist in connection with an Accounts Receivable Facility permitted hereunder (including any related filings of any UCC financing statements), but only to the extent that any such Lien relates accounts receivables subject to such program, the cash proceeds thereof, guarantees and contracts directly related to such accounts receivable and/or rights to the goods sold thereby.

“Permitted Liens” means those Liens permitted to exist pursuant to Section 8.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, Governmental Authority or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Company or any of its Subsidiaries sponsors or maintains, or to which Company or any of its Subsidiaries makes, is making or is obligated to make contributions, or to which Company or any of its Subsidiaries may have any liability, and includes any Pension Plan.

“Platform” has the meaning specified in Section 7.01.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.05 (including for purposes of determining the Applicable Rate), that any Asset Sale or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Asset Sale (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited or historical financial statements, or other information reasonably satisfactory to the Administrative Agent, (ii) income statement items may also be adjusted to reflect reasonably identifiable and supportable net cost savings or a reasonably identifiable and supportable increase in sales volume determined in good faith by the Company and reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Ratings Agencies” means S&P and Moody’s and “Ratings Agency” means any one of them.

“Real Estate” has the meaning specified in Section 7.01(j).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, its chief executive officer, president or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided, that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of the Company, or any other officer of the Company having substantially the same authority and responsibility.   Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Acquisition Subsidiary” means (i) a Subsidiary of the Company that is or was (a) first created or acquired by the Company or any of its Subsidiaries after the Closing Date in connection with an Acquisition and (b) designated as a “Restricted Acquisition Subsidiary” pursuant to a written notice delivered by the Company to the Administrative Agent prior to the consummation of such Acquisition; provided that the Company may, by written notice to the Administrative Agent, redesignate any Restricted Acquisition Subsidiary as a Subsidiary that is not a Restricted Acquisition Subsidiary so long as, after giving effect to the aggregate principal amount of any outstanding Indebtedness of such Restricted Acquisition Subsidiary that was originally incurred pursuant to Section 8.01(f) as if such Indebtedness were being incurred by such Restricted Acquisition Subsidiary as of the date of such redesignation, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) any Subsidiary of a Restricted Acquisition Subsidiary described in the foregoing clause (i).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary (except a dividend payable solely in shares of common stock of the Company payable solely in shares of that class of stock to holders of that class), any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof) and any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company now or hereafter outstanding.

“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in such Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in such Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine provided the Company receives prompt notice thereof; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following:  (i) each date of issuance of a Letter of Credit denominated in such Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in such Alternative Currency, (iv) in the case of any Existing Letters of Credit denominated in such Alternative Currency, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine provided the Company receives prompt notice thereof.

“Revolving Note” has the meaning specified in Section 2.11.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m.  on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, with respect to the Company or any of its Subsidiaries, the term “Subsidiary” shall not include any Unrestricted Subsidiary or any special purpose entity that is a party to any Accounts Receivable Facility; and provided, further that the Company shall be permitted from time to time to (i) designate any Unrestricted Subsidiary as a “Subsidiary” of the Company hereunder by written notice to Administrative Agent, so long as (a) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (b) the provisions of Section 7.07 shall have been complied with in respect of such newly-designated Subsidiary, or (ii) designate any Subsidiary of the Company, or any Person that, as a result of the acquisition after the Closing Date by the Company or any of its Subsidiaries of any equity securities of such Person, would otherwise be a Subsidiary of the Company hereunder, to be an “Unrestricted Subsidiary” by written notice to the Administrative Agent so long as (1) after giving effect to such designation as an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (X) the net worth of the Subsidiary or other Person so designated (the “Designated Person”) immediately prior to such designation (such net worth to be calculated, in the case of a Designated Person that is a Subsidiary of the Company, without regard to any Obligations of such Subsidiary under the Subsidiary Guaranty) and (Y) the aggregate principal amount of any Indebtedness owed by the Designated Person to the Company or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (X) above, on a consolidated basis in accordance with GAAP), the Company shall be in compliance with the provisions of Section 8.03(g), (2) no Subsidiary is a Subsidiary of such Unrestricted Subsidiary, (3) on or promptly after the date of designation of such Person as such Unrestricted Subsidiary, such Unrestricted Subsidiary shall enter into a tax sharing agreement with the Company that provides (as determined by the Company in good faith) for an appropriate allocation of tax liabilities and benefits, (4) no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Company or any of its Subsidiaries or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary except to the extent that the aggregate maximum amount of such recourse constitutes (X) an Investment permitted under Section 8.03(g) or (Y) a Guarantee permitted hereunder and (5) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby.

“Subsidiary Guarantors” means each Domestic Subsidiary that is a Material Subsidiary identified as a “Subsidiary Guarantor” on the signature pages hereto and each other Domestic Subsidiary that is a Material Subsidiary that joins as a Subsidiary Guarantor pursuant to Section 7.07.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic or off-balance sheet lease which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party” means any Person other than the Company or any of its Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unfunded Pension Liability” with respect to any Pension Plan, the amount of unfunded benefit liabilities of such Pension Plan as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Investment” has the meaning specified in Section 8.03(g).

“Unrestricted Subsidiary” means any corporate Subsidiary of the Company (determined without giving effect to the provisos set forth in the definition of “Subsidiary”) that is designated by the Company as an “Unrestricted Subsidiary” as provided in the definition of “Subsidiary”.

“Voting Stock” means, with respect to any Person, securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.

“Wholly Owned Subsidiary” means a Subsidiary of the Company, the Equity Interest of which is 100% owned and controlled, directly or indirectly, by the Company.

“Yen” and “¥” mean the lawful currency of Japan.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied consistently throughout the periods reflected therein, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Pro Forma Basis.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of financial covenants in Section 8.05 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04                        Exchange Rates; Currency Equivalents.

(a)                                  The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)                                 Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.05                        Additional Alternative Currencies.

(a)                                  The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company.

1.06                        Change of Currency.

(a)                                  Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.08                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative

Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in an Alternative Currency plus the aggregate Outstanding Amount of all L/C Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  All Committed Loans made on the Closing Date shall be Base Rate Loans.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower.  If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars.  If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default or an Event of Default, if the Required Lenders so elect, (i) no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) and (ii) any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

(f)                                    The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Commitments (but not the Letter of Credit Sublimit and Alternative Currency Sublimit) by up to $250,000,000 with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Company and approved by the Administrative Agent; provided that:

(i)                                     any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof and the Company may make a maximum of three requests;

(ii)                                  no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii)                               no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv)                              any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent; and

(v)                                 as a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the date of such increase signed by a Responsible Officer of each Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or the resultant increased amount, (B) in the case of any Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.03 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists and (C) certifying that notice, if any, required to be given to the PBCG under the PBGC Agreements has been properly and timely given.

The Company shall prepay any Committed Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.  In connection with any such increase in the Aggregate Commitments, Schedule 2.01 shall be revised by the Administrative Agent to reflect the new Commitments and distributed to the Company and the Lenders.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate Outstanding Amount of the L/C Obligations denominated in an Alternative Currency plus the aggregate Outstanding Amount of Committed Loans denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer or as identified on Schedule 2.03, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit; or

(D)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency.

(iv)                              The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m.  at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) whether such Letter of Credit shall be a commercial Letter of Credit or a standby Letter of Credit, (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars if the L/C Issuer delivers notice of such payment by 11:00 a.m. on such date (or, if notice of such payment by the L/C Issuer is made after 11:00 a.m., not later than 10:00 a.m. on the succeeding Business

Day), or the Applicable Time on the date of any payment by the L/C Issuer (or the next succeeding Business Day, as the case may be) under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until a Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the

Company of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer.

(f)                                    Role of L/C Issuer.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a

Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  (i)  Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, within two Business Days of the occurrence of any event in (A) or (B) above, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)                                  In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii)                               The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv)                              Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked deposit accounts at Bank of America.

(v)                                 Following the expiration, termination or cancellation of any Letter of Credit that has been Cash Collateralized and the satisfaction of all L/C Obligations related thereto, the Administrative Agent shall return any Cash Collateral securing such Letter of Credit and related L/C Obligations to the Company within five (5) Business Days.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit and, in either case, to the extent not inconsistent with and if requested by any Borrower in the applicable Letter of Credit Application, the laws of the State of New York.

(i)                                     Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby and each commercial Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business

Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate per annum specified in the Fee Letter computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line

Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m.  on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Company agrees to repay all Swing Line Loans within four Business Days of demand therefor by the Swing Line Lender.  Any such demand by the Swing Line Lender shall be in its sole and absolute discretion.  If the Company fails to repay the Swing Line Loans within four Business Days of demand therefor, the Swing Line Lender shall request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice concurrently with delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until a Lender funds its Base Rate

Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Company shall within two Business Days prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.  If for any reason the Outstanding Amount of all Swing Line Loans exceeds the Swing Line Sublimit, the Company shall within two Business Days prepay the Swing Line Loans in aggregate amount equal to such excess.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

2.06                        Termination or Reduction of Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                  Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)                                 The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Facility Fee.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  The Company shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each such Note shall (i) in the case of Committed Loans, be in the form of Exhibit C (a “Revolving Note”) and (ii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”).  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrowers shall be made without deduction for any counterclaim or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may, to the extent permitted by applicable Law, require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  If such Lender’s share of the applicable Committed Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the date such amount is made available to the applicable Borrower, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the applicable Borrower.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Designated Borrowers.

(a)                                  The Company may at any time, upon not less than ten Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Wholly Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so request.  If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such

Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(b)                                 The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records.  Each of the obligations of the Company and each Designated Borrower that is a Domestic Subsidiary with respect to Credit Extensions made to it, and each such Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the Company and the other Borrowers that are Domestic Subsidiaries hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Borrower.

(c)                                  The Obligations of the Designated Borrowers that are Foreign Subsidiaries shall be joint and several in nature (unless such joint and several liability shall result in adverse tax consequences to any such Designated Borrower, in which case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records.  Each of the obligations of each Designated Borrower that is a Foreign Subsidiary with respect to Credit Extensions made to it, and each such Borrower’s obligations arising as a result of the joint and several liability (if any) of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers that are Foreign Subsidiaries hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Borrower.

(d)                                 Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)                                  The Company may from time to time, upon not less than ten Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes or any Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender, the Administrative Agent or the L/C Issuer is subject to backup withholding or information reporting requirements.  Each Lender, the Administrative Agent or the L/C Issuer shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate or form.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto) claiming an exemption for effectively connected income,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S.  withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02        Illegality.

If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii)          result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)          impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material in its sole discretion, of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), by an amount deemed by such Lender to be material in its sole discretion then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, showing the calculation thereof, in reasonable detail, and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Requirements.  The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any loss of any foreign exchange losses and any loss or expense (but excluding loss of margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 11.13.

3.07        Survival.

All of the Borrowers’ obligations under Sections 3.01, 3.02, 3.04 and 3.05 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY

4.01        The Guaranty.

(a)           Each of the Subsidiary Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Subsidiary Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           The Company hereby guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Designated Borrower Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Company hereby further agrees that if any of the Designated Borrower Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Designated Borrower Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02        Obligations Unconditional.

(a)           The obligations of the Subsidiary Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Subsidiary Guarantor agrees that such Subsidiary Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Subsidiary Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied.

(b)           The obligations of the Company under Section 4.01(b) are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Designated Borrower Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(b) that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.  The Company agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the any Designated Borrower for amounts paid under this Article IV until such time as the Designated Borrower Obligations have been Fully Satisfied.

(c)           Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(iv)          any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03        Reinstatement.

(a)           The obligations of the Subsidiary Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(b)           The obligations of the Company under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Designated Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Designated Borrower Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05        Remedies.

(a)           The Subsidiary Guarantors agree that, to the fullest extent permitted by law, as between the Subsidiary Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 4.01(a).

(b)           The Company agrees that, to the fullest extent permitted by law, as between the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Designated Borrower Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(b) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Designated Borrower Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Designated Borrower Obligations being deemed to have become automatically due and payable), the Designated Borrower Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company for purposes of Section 4.01(b).

4.06        Rights of Contribution.

The Subsidiary Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Subsidiary Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07        Guarantee of Payment; Continuing Guarantee.

(a)           The guarantee given by the Subsidiary Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b)           The guarantee given by the Company in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Designated Borrower Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Receipt by the Administrative Agent of the following:

(i)            executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender;

(ii)           copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Company and each Subsidiary Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(v)           a favorable opinion of Simpson Thacher and Bartlett LLP, special counsel to the Loan Parties and Edward C. Wetmore, general counsel for the Company, addressed to the Administrative Agent and each Lender party to this Agreement on the Closing Date;

(vi)          a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(vii)         evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all loans thereunder shall have been repaid and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

5.02        Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of (i) the Company and each other Loan Party contained in Article VI or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)           In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the L/C Issuer to issue Letters of Credit and to induce other Lenders to purchase participations therein, the Borrowers represent and warrant to each Lender, on the date of this Agreement, on each date of any Credit Extension, that the following statements are true, correct and complete:

6.01        Existence, Qualification and Power; Compliance with Laws.

(a)           Each Loan Party (i) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and

(ii) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except to the extent that the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

(c)           All of the Subsidiaries of the Company as of the Closing Date and their jurisdictions of organization are identified in Schedule 6.01(c) annexed hereto.  The Equity Interests of each of the Subsidiaries of the Company identified in Schedule 6.01(c) annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of the capital stock constitutes Margin Stock.  Schedule 6.01(c) annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of the Company and each of its Subsidiaries in each of the Subsidiaries of the Company identified therein.  To the best knowledge of the Company, each Material Subsidiary as of the Closing Date has been so designated on said Schedule 6.01(c).

6.02        Authorization; No Contravention.

(a)           The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

(b)           The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to the Company or any of its Material Subsidiaries or any other Loan Party, the Organizational Documents of the Company or any of its Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on the Company or any of its Material Subsidiaries or any other Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Material Subsidiaries or any other Loan Party, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of the Company or any of its Subsidiaries.

(c)           The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except any thereof that have been obtained and are in full force and effect.

(d)           Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.03        Financial Statements.

(a)           The Audited Financial Statements (i) were prepared in conformity with GAAP, except as otherwise noted therein and (ii) fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended.

(b)           The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           The consolidated operating and related budgets of the Company and its Subsidiaries delivered pursuant to Section 7.01(i) were prepared in good faith based upon assumptions believed by the Company to be reasonable at the time when made and at the time when delivered pursuant to Section 7.01(i) (it being understood that the forecasts contained therein are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and no assurance can be given that the forecasts will be realized).

6.04        No Material Adverse Effect.

Since December 31, 2004, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

6.05        Ownership of Property; Liens.

The Company and each of its Subsidiaries have good title to, or leasehold interests in, all properties that are necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens (other than Permitted Liens), except where the failure to have such good title or leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06        Litigation.

Except as set forth in Schedule 6.06 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate (taking into consideration, among other things, the ability of the Company and its Subsidiaries to obtain indemnification in respect thereof from Persons that are willing and able to honor any existing indemnification obligations with respect thereto), could reasonably be expected to result in a Material Adverse Effect.  For the avoidance of doubt, if any actions, suits, proceedings, arbitrations or governmental investigations identified on Schedule 6.06 annexed hereto shall result in a Material Adverse Effect, the Loan Parties hereby agree that the Lenders shall be under no obligation to make any Loan and the L/C Issuers shall be under no obligation to issue or extend any Letter of Credit hereunder.

6.07        Taxes.

Each of the Company, each of its Subsidiaries and each other corporation (each a “Consolidated Corporation”) with whom the Company or any of its Subsidiaries joins in the filing of a consolidated return has filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required to be filed by it, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its respective properties, income or assets to the extent the same have become due and payable, except those which are not yet delinquent or which are being contested in good faith.  Each of the Company, each of its Subsidiaries and each Consolidated Corporation has paid, or has provided adequate reserves (in the good faith judgment of the management of the Company) in accordance with GAAP (or, in the case of a Foreign Subsidiary, appropriate reserves under generally accepted accounting principles in the applicable jurisdiction), for the payment of, all such material taxes, assessments, fees and charges relating to all prior taxable years and the current taxable year of the Company, each of its Subsidiaries and each Consolidated Corporation.  To the best knowledge of the Company, there is no proposed tax assessment against the Company, any of its Subsidiaries or any Consolidated Corporation that could reasonably be expected to have a Material Adverse Effect.

6.08        Government Regulation.

Neither the making of any extension of credit hereunder, nor the use of any of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  None of the Company, any Person Controlling the Company, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.09        Employee Benefit Plans.

(a)           The Company and each of its Subsidiaries is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal, state or foreign law with respect to each Plan, and has performed all of its obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Company, each of its Subsidiaries and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except to the extent that a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated, unless such Pension Plan is not reasonably likely to be terminated; and (iii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.10        Environmental Protection.

The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(a)           neither the Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(b)           to the best of the Company’s knowledge, there are no environmental, health or safety conditions, in each case relating to exposure to, or release or threatened release of, Hazardous Materials existing or reasonably expected to exist at any real property owned, operated or leased by the Company or any of its Subsidiaries, including off-site waste treatment or disposal facilities used by the Company or its Subsidiaries, which could reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the Maturity Date in order to assure compliance with any applicable Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.11        Disclosure.

All factual information (taken as a whole) furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in writing on or before the Closing Date (including any such information contained in the Confidential Information Memorandum or in any Loan Document or any other document, certificate or written statement furnished to the Lenders by or on behalf of the Company or any of its Subsidiaries) for use in connection with the transactions contemplated by this Agreement is true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that, for purposes of this Section 6.11, such factual information does not include projections and pro forma financial information.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.12        Representations as to Foreign Obligors.

The Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VII
AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VII.

7.01        Financial Statements and Other Reports.

The Company will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           (i) no later than the date on which such financial statements are filed with the SEC but in any event no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of the Company, its Subsidiaries and its Unrestricted Subsidiaries as at the

end of the first three fiscal quarters of each fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company, its Subsidiaries and its Unrestricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and (ii) promptly when available but in any event no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case (under both clauses (i) and (ii) above) in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified (in the case of both clauses (i) and (ii) above) by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company, its Subsidiaries and its Unrestricted Subsidiaries or the Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(b)           (i) no later than the date on which such financial statements are filed with the SEC and in any event no later than 90 days after the end of each fiscal year, the audited consolidated balance sheet of the Company, its Subsidiaries and its Unrestricted Subsidiaries as at the end of each fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company, its Subsidiaries and its Unrestricted Subsidiaries for such fiscal year, (ii) promptly when available but in any event no later than 90 days after the end of each fiscal year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case (under both clauses (i) and (ii) above) in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified (in the case of both clauses (i) and (ii) above) by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year and (iii) in the case of both clauses (i) and (ii) above, a report thereon of a firm of independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified as to the scope of audit or as to the going concern status of the Company, its Subsidiaries and its Unrestricted Subsidiaries or the Company and its Subsidiaries, as the case may be (in either case, taken as a whole), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition of the Company, its Subsidiaries and its Unrestricted Subsidiaries or the Company and its Subsidiaries, as the case may be, as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)           together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (a) and (b) above, (i) an Officer’s Certificate of the Company stating that the applicable Responsible Officer does not have knowledge of the existence, as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; (ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in Section 8.05 and with any specific dollar amounts specified in respect of any restrictions contained in any other provisions of Article VIII; and (iii) in the event the identity of any of the Subsidiaries or Unrestricted Subsidiaries of the Company has changed since the Closing Date (or, if applicable, since the date of the most recent Officer’s Certificate delivered to Lenders in accordance with this clause (c)), an Officer’s Certificate setting forth such change;

(d)           together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to Section 7.01(b) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default under Section 8.05 has come to their attention and, if such a condition or event has come to their attention, specifying the nature thereof, except to the extent that the delivery of such statement would be prohibited by professional auditing standards applicable to such matters;

(e)           promptly after the transmission thereof by the Company or any of its Subsidiaries to the SEC, copies of any filings on Form 10-K, 10-Q, or 8-K and any effective registration statements (and, upon the effectiveness thereof, any material amendments thereto) filed with the SEC (but not any exhibits to any such registration statement or amendment (except as provided below) or any registration statement on Form S-8), and copies of all financial statements, proxy statements, notices and reports that the Company or any of its Subsidiaries actually sends to the holders of any publicly-issued securities of the Company or any of its Subsidiaries (including the Subordinated Indebtedness) in their capacity as such holders (in each case to the extent not theretofore delivered to Lenders pursuant to this Agreement and in each case including, to the extent requested by Administrative Agent, any schedules and exhibits thereto), in each case as so transmitted to the SEC;

(f)            promptly upon any Responsible Officer of the Company obtaining actual knowledge of (i) any condition or event that constitutes a Default or an Event of Default or (ii) any acceleration, redemption or purchase demands or notices provided by the trustee for, or any event of default under, any Subordinated Indebtedness, a written notice specifying the nature and period of existence of such condition or event or specifying the notice given by such trustee or the nature of such event of default, and what action the Company has taken, is taking and proposes to take with respect thereto;

(g)           promptly upon any Responsible Officer of the Company obtaining actual knowledge of (i) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by the Company to Lenders or any material development in any Proceeding that, in any such case, could reasonably be expected to give rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(h)           promptly upon any Responsible Officer of the Company obtaining knowledge of the occurrence or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof and what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto; promptly upon receipt thereof, copies of any notice received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from the Internal Revenue Service, the Department of Labor or the PBGC or from a Multiemployer Plan sponsor concerning any ERISA Event; concurrently with the delivery of such notices to the PBGC, to the extent not otherwise delivered to Administrative Agent under this Agreement, copies of all notices delivered to the PBGC pursuant to Sections 3.3, 3.4 and 4.4 of the Settlement Agreement, effective as of May 14, 1997, between Company and the PBGC; promptly upon execution thereof, copies of all amendments, modifications, waivers or supplements to the PBGC Agreements;

(i)            as soon as practicable and in any event no later than 60 days after the beginning of each fiscal year, consolidated operating and related budgets for the Company and its Subsidiaries for each fiscal quarter of such fiscal year, in reasonable detail as customarily prepared by management of the Company for its internal use and setting forth an explanation of the principal assumptions on which such budgets are based;

(j)            promptly upon any Responsible Officer of the Company obtaining knowledge of any one or more of the following environmental matters the existence of which, either individually or when aggregated with all other such matters, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying in reasonable detail the nature thereof:

(i)            any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any land, buildings and improvements owned or leased by the Company or any of its Subsidiaries (but excluding all operating fixtures and equipment, whether or not incorporated into improvements) (collectively, “Real Estate”);

(ii)           any condition or occurrence that (x) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Real Estate;

(iii)          any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; or

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;

(k)           promptly upon any Responsible Officer of the Company obtaining actual knowledge thereof, written notice of:

(i)            any announcement by Moody’s or S&P of any change in a Debt Rating;

(ii)           any change in accounting policies or financial reporting practices by the Company or any Subsidiary that has a material impact on the consolidated financial statements of the Company and its Subsidiaries;

(iii)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; or (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; and

(l)            with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent on its own behalf or on behalf of Required Lenders.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to this Section shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.01(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.02        Preservation of Existence, Etc.

Except as permitted under Section 8.06, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its legal existence (except, in the case of a Subsidiary of the Company only, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect) and (ii) all rights and franchises material to its business (except, in any case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

7.03        Payment of Taxes and Claims; Tax Consolidation.

The Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all lawful material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or could reasonably be expected to become a material Lien upon any of the properties or assets of the Company or any of its Subsidiaries; provided that no such charge or claim need be paid if it is being contested in good faith and by proper proceedings, so long as it has maintained adequate reserves (in the good faith judgment of the Company or such Subsidiary) with respect thereto in accordance with GAAP.

7.04        Maintenance of Properties; Insurance.

(a)           (i) The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries (including all Intellectual Property) and (ii) from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           The Company will, and will cause each of its Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies which the Company believes (in the good faith judgment of the Company’s management) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.  The Company shall furnish to Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

7.05        Inspection Rights.

The Company shall, and shall cause each of its Material Subsidiaries to, permit any authorized representatives designated by the Administrative Agent or Required Lenders to visit and inspect any of the properties of the Company or of any of its Material Subsidiaries, to inspect, copy and make abstracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

7.06        Compliance with Laws.

The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable Laws, rules, regulations and orders (including all Environmental Laws) of any governmental authority having jurisdiction over it, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

7.07        Additional Subsidiary Guarantors.

In the event that any Person (other than a Restricted Acquisition Subsidiary or a Subsidiary that has incurred Indebtedness permitted under Section 8.01(g)(ii)) becomes a Domestic Subsidiary after the Closing Date, the Company will promptly notify the Administrative Agent of that fact and cause such Domestic Subsidiary to promptly thereafter (and in any event with 30 days) (a) execute and deliver to the Administrative Agent a Joinder Agreement and (b) deliver to the Administrative Agent documents of the types referred to in clauses (ii), (iii) and (iv) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.08        Transactions with Affiliates.

The Company shall, and shall cause each of its Subsidiaries to, conduct all transactions with any of its Affiliates (other than the Company or any of its Subsidiaries) upon terms that are substantially as favorable to Company or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) reasonable and customary fees paid to members of the board of directors of the Company and its Subsidiaries, (b) transactions otherwise expressly permitted hereunder between the Company or any of its Subsidiaries and any such Affiliate, and (c) transactions between the Company or any of its Subsidiaries and any special purpose entity established in connection with an Accounts Receivable Facility.

7.09        Conduct of Business.

From and after the Closing Date, the Company shall, and shall cause its Subsidiaries (taken as a whole) to, engage primarily in (i) the lines of business carried on by the Company and its Subsidiaries on the Closing Date and (ii) other businesses or activities that are reasonably similar thereto or that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

7.10        Fiscal Year.

The Company shall maintain its fiscal year-end at December 31 of each year; provided that the Company may, upon prior written notice to the Administrative Agent, change such fiscal year-end.

7.11        Use of Proceeds.

The Borrowers shall use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

ARTICLE VIII
NEGATIVE COVENANTS

The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VIII.

8.01        Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Each Loan Party may become and remain liable with respect to the Obligations;

(b)           the Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount not to exceed at any time $50,000,000;

(c)           the Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of the Company may become and remain liable with respect to Indebtedness to the Company or any other Subsidiary of the Company;

(d)           the Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 8.01 annexed hereto;

(e)           the Company and its Subsidiaries may become and remain liable with respect to Indebtedness (i) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or (ii) otherwise incurred in respect of capital expenditures;

(f)            any Person that becomes a Restricted Acquisition Subsidiary (i) may remain liable with respect to (X) Indebtedness of such Person existing at the time of consummation of a Permitted Acquisition pursuant to which such Person becomes a Subsidiary of the Company or (Y) Indebtedness secured by assets acquired by such Person in a Permitted Acquisition at the time of consummation of such Permitted Acquisition; provided that such Indebtedness was not incurred in contemplation of the Permitted Acquisition referred to in clause (X) or the acquisition of such assets referred to in clause (Y), as the case may be, and (ii) may become and remain liable with respect to Indebtedness incurred to finance the Permitted Acquisition pursuant to which such Person becomes a Subsidiary of the Company;

(g)           the Company and its Subsidiaries (i) may remain liable with respect to (X) in the case of a Subsidiary, Indebtedness of such Subsidiary existing at the time of consummation of a Permitted Acquisition pursuant to which such Person becomes a Subsidiary of the Company or (Y) Indebtedness secured by assets acquired by such Person in a Permitted Acquisition at the time of consummation of such Permitted Acquisition; provided that such Indebtedness was not incurred in contemplation of the Permitted Acquisition referred to in clause (X) or the acquisition of such assets referred to in clause (Y), as the case may be, and (ii) may become and remain liable with respect to Indebtedness incurred to finance a Permitted Acquisition consummated by such Person, including a Permitted Acquisition pursuant to which such Person becomes a Subsidiary of the Company; provided that the aggregate outstanding principal amount of all Indebtedness permitted pursuant to this Section 8.01(g) shall at no time exceed $200,000,000;

(h)           the Company and its Subsidiaries may become and remain liable with respect to obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such

Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (excluding customary setoff provisions);

(i)            the Company and its Subsidiaries may extend the maturity of, and may become and remain liable with respect to Indebtedness incurred to refinance, any Indebtedness permitted under clauses (d), (e), (f), (g) and (m); provided that (i) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such extension or refinancing and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed as a result of such extension or refinancing;

(j)            the Company and its Subsidiaries may enter into and remain liable with respect to commodity consignment arrangements in the ordinary course of business in an aggregate amount not to exceed at any time $20,000,000;

(k)           the Company and its Subsidiaries may become and remain liable with respect to non-recourse Indebtedness and obligations of the Company and its Subsidiaries in connection with any Accounts Receivable Facility in an aggregate outstanding principal amount not to exceed $100,000,000 at any time;

(l)            the Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(m)          the Company and its Subsidiaries may become and remain liable with respect to Guarantees with respect to Indebtedness permitted under clauses (a) through (l) of this Section 8.01; provided that the aggregate principal amount of Guarantees with respect to Indebtedness provided for the benefit of Third Parties shall not exceed $25,000,000; and

(n)           the Company and its Subsidiaries may become and remain liable with respect to Guarantees in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets permitted hereunder.

8.02        Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)           Permitted Encumbrances;

(b)           Liens existing on the Closing Date securing Indebtedness in an aggregate principal amount not to exceed $20,000,000;

(c)           Liens placed on property, plant or equipment used in the ordinary course of business of the Company or any of its Subsidiaries to secure Indebtedness incurred to pay all or a portion of the purchase price thereof; provided that (a) the Lien encumbering such property, plant or equipment does not encumber any other asset of the Company or any of its Subsidiaries and (b) the Indebtedness secured thereby is permitted under Section 8.01(e);

(d)           (i) Liens encumbering assets of a Restricted Acquisition Subsidiary that are granted to secure Indebtedness permitted under Section 8.01(f) at the time such Indebtedness is assumed by such Restricted Acquisition Subsidiary; provided that such Liens are not granted in contemplation of a Permitted Acquisition pursuant to which such Person becomes a Subsidiary of the Company, and (ii) Liens encumbering the capital stock of a Restricted Acquisition Subsidiary that are granted to secure Indebtedness permitted under Section 8.01(f)(ii);

(e)           (i) Liens encumbering assets of a Subsidiary of the Company that are granted to secure Indebtedness permitted under Section 8.01(g) at the time such Indebtedness is originally incurred and (ii) Liens encumbering the capital stock of a Subsidiary of the Company that are granted to secure Indebtedness permitted under Section 8.01(g)(ii); provided that the aggregate outstanding principal amount of Indebtedness secured by all Liens permitted pursuant to this Section 8.02(e) shall at no time exceed $125,000,000, except to the extent that such Subsidiary has granted a Lien on the assets securing any portion of such Indebtedness in excess of $125,000,000 on an equal and ratable basis to the Administrative Agent on behalf of the Lenders to secure the Obligations;

(f)            Liens on commodities subject to any arrangement permitted under Section 8.01(j); and

(g)           Other Liens securing Indebtedness in an aggregate principal amount not to exceed 5% of Consolidated Total Assets at any time outstanding.

8.03        Investments; Joint Ventures.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           the Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(b)           the Company and its Subsidiaries may make loans and advances to officers, directors and employees of the Company or any of its Subsidiaries (i) to finance the purchase of capital stock of the Company and (ii) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for additional purposes not contemplated by the foregoing clause (i);

(c)           Permitted Acquisitions;

(d)           the Company and its Subsidiaries may make and own Investments consisting of any non-cash proceeds received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted under Section 8.06(e);

(e)           the Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 8.03 annexed hereto and the Company and its Subsidiaries may make and own Investments purchased with the proceeds of the sale of any Investments permitted under this Section 8.03(e);

(f)            the Company and its Subsidiaries may make and own Investments in special purpose entities established to purchase accounts receivable from the Company or any of its

Subsidiaries pursuant to an Accounts Receivable Facility permitted pursuant to Section 8.01(k); and

(g)           the Company and its Subsidiaries may make and own Investments (collectively, “Unrestricted Investments”) in addition to those permitted under clauses (a) through (f) above, including Investments in Restricted Acquisition Subsidiaries and in Unrestricted Subsidiaries, as follows: (i) Unrestricted Investments in an aggregate amount not to exceed at any time (1) $50,000,000 for all such Unrestricted Investments in Unrestricted Subsidiaries or (2) $100,000,000 for all such Unrestricted Investments (including all such Unrestricted Investments in Restricted Acquisition Subsidiaries and Unrestricted Subsidiaries) and (ii) Unrestricted Investments in addition to the Unrestricted Investments permitted under the preceding clause (i); provided that after giving effect to any such additional Unrestricted Investment pursuant to this clause (ii) the Available Amount Usage shall not exceed the Available Amount.

8.04        Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except that, so long as no Default or Event of Default has occurred and is continuing at the time of any action described below or would be caused thereby, the Company may:

(a)           repurchase shares of its capital stock (together with options or warrants in respect of any thereof) held by officers, directors and employees of the Company so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;

(b)           purchase, redeem or otherwise acquire shares of common stock of the Company or warrants or options to acquire any such shares with proceeds received by the Company from the substantially concurrent equity contributions or issuances of new shares of its common stock;

(c)           redeem or exchange, in whole or in part, any capital stock of the Company for shares of another class of capital stock of the Company or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption or exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefor; and

(d)           make other Restricted Payments; provided that on the date (the “Declaration Date”) of declaration of any dividend in respect of the Company’s outstanding capital stock pursuant to the terms of this clause (d) or the making of any other Restricted Payment pursuant to the terms of this clause (d), the aggregate amount of any such Restricted Payments, when added to the aggregate amount of all Restricted Payments previously declared or (without duplication) paid by the Company pursuant to this clause (d) during the period commencing on the Closing Date and ending on the Declaration Date does not exceed the sum of $250,000,000 plus an amount equal to 50% of cumulative Consolidated Net Income of the Company and its Subsidiaries for the period commencing on the Closing Date and ending on the last day of the fiscal quarter most recently ended.

8.05        Financial Covenants.

(a)           Consolidated Net Worth.  The Company shall not permit Consolidated Net Worth at any time to be less than the sum of (i) $400,000,000, increased on a cumulative basis as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending June 30, 2005 by (ii) an amount equal to 50% of the Consolidated Net Income, to the extent positive with no deductions for losses, for the fiscal quarter then ended plus an amount equal to 100% of the net cash proceeds from any Equity Issuances.

(b)           Consolidated Interest Coverage Ratio.  The Company shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.0 to 1.0

(c)           Consolidated Leverage Ratio.  The Company shall not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than (i) for any fiscal quarter ending during the period from the Closing Date to and including December 31, 2006, 3.5 to 1.0 and (ii) for any fiscal quarter ending on and after March 31, 2007, 3.25 to 1.0.

All calculations of financial covenants in this Section 8.05 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

8.06        Fundamental Changes; Asset Sales.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, except:

(a)           any Subsidiary of the Company may be merged with or into the Company or any other Subsidiary of the Company, and any Subsidiary of the Company may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including capital stock of any Subsidiary of the Company) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any other Subsidiary of the Company; provided that in the case of any such merger involving the Company, the Company shall be the continuing or surviving corporation;

(b)           the Company or any Subsidiary may merge or consolidate with any Person in connection with a Permitted Acquisition; provided that in the case of any such merger involving the Company, the Company shall be the continuing or surviving corporation;

(c)           the Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(d)           the Company and its Subsidiaries may sell or otherwise dispose of other assets in transactions that do not constitute Asset Sales; and

(e)           the Company and its Subsidiaries may make Asset Sales of assets having a fair value not in excess of $300,000,000 during the term of this Agreement; provided that the consideration received in each such Asset Sale shall be in an amount at least equal to the fair value of the assets being sold.

8.07        Amendment of Certain Documents.

(a)           The Company shall not amend, modify or change, nor shall it permit any Loan Party to amend, modify or change, its Organizational Documents in any manner which could adversely affect the rights of the Administrative Agent or the Lenders.

(b)           The Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change any of the terms of the PBGC Agreements in any manner with respect to the granting, continuation or termination of Liens on any of the assets of the Company or its Subsidiaries or the priority of the PBGC or the Lenders with respect to any such Liens.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  (i) Failure by any Borrower to pay any installment of principal of any Loan in the currency required hereunder when due from such Borrower, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise or failure by any Borrower to pay when due any L/C Obligation; or (ii) within five days after the date due, failure by any Borrower to pay any interest on any Loan or on any L/C Obligation; or (iii) failure by any Loan Party to pay any fee or any other amount due from such Loan Party under this Agreement or under any other Loan Document within five days after the date due; or

(b)           Cross-Default.  (i) Failure of the Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection (a) above) with an aggregate principal amount of $30,000,000 or more beyond the end of any grace or notice period provided therefor; or (ii) breach or default by the Company or any of its Subsidiaries with respect to any other material term of (A) one or more items of Indebtedness in the aggregate principal amount of $30,000,000 or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if such breach or default continues after any applicable grace or notice period provided therefor and the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01(f) or Article VIII; or

(d)           Representations and Warranties.  Any representation, warranty, certification or other statement made by the Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

(e)           Other Defaults.  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Article IX, and such default shall not have been remedied or waived within 30 days after receipt by the Company of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against the Company or any of its Material Subsidiaries under any Debtor Relied Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Material Subsidiaries shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors of the Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

(h)           Judgments and Attachments.  Any money judgments, writs or warrants of attachment or similar processes involving in the aggregate at any time an amount in excess of $30,000,000 (to the extent such amount is not adequately covered by insurance as to which the insurance company has not disputed coverage in writing) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated or unstayed for a period of 60 days; or

(i)            ERISA.  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)           Invalidity of Loan Documents.  At any time after the execution and delivery thereof, (i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or (ii) any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party.

9.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Company shall not be required, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above subject to the consent of the Company (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Company shall not be required; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment or has been approved by the Company and the Lenders, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Joint Lead Arrangers or Co-Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

ARTICLE XI
MISCELLANEOUS

11.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)           change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments and Credit Extensions required thereby in a manner adverse to any Lender without the written consent of such Lender;

(e)           amend Section 1.05(a), Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g)           release the Company or any Designated Borrower or all or substantially all of the Subsidiary Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications from the Administrative Agent to the Lenders and the L/C Issuer sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of the items delivered by any Borrower to the Administrative Agent pursuant to Sections 7.01, 7.02 or 7.03 or any other materials and/or information at the request of any Borrower through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) from a Responsible Officer of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Company.  The Company shall indemnify the Administrative Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or originating from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim against or affecting any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such

Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) related to Hazardous Materials that are unrelated to the Company or any of its Subsidiaries and that are first used, released, disposed or otherwise emitted by a Person other than the Company or any of its Subsidiaries at or on any property after such property has been transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer.

(c)           Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender, such approval not to be unreasonably withheld, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that unless specifically prohibited by applicable law or court order, such Lender shall use its commercially reasonable efforts to notify the Company of any request by any regulatory authority or representative thereof of the National Association of Insurance Commissioners (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency or the National Association of Insurance Commissioners) for disclosure of any such non-public information prior to disclosure of such information, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.

Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13      Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01 or 3.04, (c) any Lender is subject to illegality under Section 3.02, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (e) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            Administrative Agent shall have received the assignment fee specified in Section 11.06(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES.

(b)           SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

11.17      Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to promptly return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

SUBSIDIARY GUARANTORS:	AMPHENOL INTERCONNECT PRODUCTS CORPORATION,
a Delaware corporation

By:
Name:
Title:

AMPHENOL INTERNATIONAL LTD,
a Delaware corporation

By:
Name:
Title:

TIMES FIBER COMMUNICATIONS, INC.,
a Delaware corporation

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name:
Title:

WACHOVIA BANK, N.A., as a Lender

By:
Name:
Title: